Exhibit 23.3

Lawrence Venick Partner 2206-19 Jardine House 1 Connaught Place Central Hong Kong	Main +852 3923 1188 Fax +852 3923 1100 Email lvenick@loeb.com

June 30, 2022

Magic Empire Global Limited 3/F, 8 Wyndham Street Central Hong Kong

Re:	Magic Empire Global Limited

Ladies and Gentlemen:

We have acted as counsel to Magic Empire Global Limited (the “Company”), a company incorporated in the British Virgin Islands, in connection with the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”) covering an underwritten public offering of 5,000,000 ordinary shares, par value $0.0001 per share of the Company.

We hereby consent to the use of this consent as an exhibit to the Registration Statement, to the use of our name as your U.S. and Hong Kong counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

Loeb & Loeb LLP

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